September 25, 1997





The American Funds Tax-Exempt Series I
1101 Vermont Avenue, N.W.
Washington, D.C.  20005

          Re:  Rule 24f-2 Notice

Dear Sirs:

     You have asked for our opinion with respect to the issuance of 2,086,792 shares of The American Funds Tax-Exempt Series I, a
Massachusetts business trust, during its fiscal year ended July
31, 1997. We have examined and considered such information as we deemed relevant to this matter, including certain provisions of the Massachusetts statues, the Declaration of Trust, pertinent resolutions adopted by the Trust's trustees, and the Trust's prospectus dated November 15, 1996. Assuming the price received for the shares complies with provisions of the Trust's prospectus, it is our opinion that the 2,086,792 shares sold during the Trust's fiscal year ended July 31, 1997, were legally issued in accordance with Massachusetts law, fully paid and non-assessable.

     We hereby consent to the use of this letter by the Trust in connection with its notice filed pursuant to Rule 24f-2 under the Investment Company Act of 1940 for its fiscal year ended July 31, 1997.

                                   Very truly yours,

                                   THOMPSON, O'DONNELL, MARKHAM,
                                   NORTON & HANNON



                                   John Jude O'Donnell

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